SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 16, 2006

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

1700 Lincoln Street, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On June 16, 2006, an economic court in Uzbekistan ruled in favor of tax authorities and against the Zarafshan-Newmont Joint Venture (“ZNJV”), which is 50 percent owned by Newmont Mining Corporation (the “Corporation”), in a claim to collect approximately $36 million in taxes. The tax authorities argued that Decree 151, which protects ZNJV from changes in tax laws and provided other financial and operational benefits, became ineffective and that the taxes and penalties claimed are owed for the period 2002-2004. ZNJV argued that, although Decree 151 had been granted to remain in effect for so long as ZNJV had ongoing operations, subsequent governmental action would only have repealed Decree 151 as of June 1, 2006, and was clearly in force prior to that date. Although ZNJV has written confirmation from the Ministry of Justice of the Republic of Uzbekistan that Decree 151 was in effect for the life of the Joint Venture which includes the period 2002-2004 and believes that the ruling of the economic court is clearly in error, the tax authorities are restricting the bank accounts and may attach the assets of ZNJV. ZNJV intends to appeal this ruling through the appropriate legal mechanisms available to it. In addition, other government entities have initiated a series of actions that, if implemented, would adversely affect certain material project agreements and operations. The ultimate outcome of this matter cannot be determined at this time. At May 31, 2006, the book value of the Corporation’s ownership interest in ZNJV was approximately $92 million.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Sharon E. Thomas
Name:	Sharon E. Thomas
Title:	Vice President and Secretary

Dated: June 22, 2006

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